Prospectus Supplement                                   Filed Pursuant to
to Prospectus Dated December 4, 1997                Rules 424(c) and 424(b)(3)
                                                    File No. 333-40451

                                 2,971,756 Shares

                                ARDEN REALTY, INC.

                                  Common Stock

  The following table amends and restates in its entirety the table set forth under the heading "Selling Stockholders" in the Prospectus dated December 4, 1997 to include certain recent donees of OP Units as Selling Stockholders.


                                                Maximum
                                     Shares     Number of
                                     of Common  Exchange Shares  Aggregate Shares  Percentage of
                                     Stock      Issuable in      of Common         Outstanding
                                     Prior      the Exchange     Stock Owned       Common Stock
                                     to the     and Available    Following the     Owned Following
Name               Title             Exchange   for Resale(1)    Exchange(1)(2)    the Exchange(1)(2)

Richard S. Ziman   Chairman and       100        1,338,888(8)     1,338,888(8)       3.49%
                   Chief Executive
                   Officer

Curtis J. Ziman(3)                      0           27,335(9)        27,335(9)         *

Larry D. Ziman(3)                       0           27,335(9)        27,335(9)         *

Allan W. Ziman(3)                       0           27,335(9)        27,335(9)         *

Allan W. Ziman                          0           44,481           44,481            *
  Trustee FBO Jenna
  Support Trust(4)

Allan Ziman                             0           44,481           44,481            *
  Trustee FBO Todd
  Support Trust  (4)

Phyllis Ziman Cutler(3)                 0            27,335(9)        27,335(9)         *

Victor J. Coleman     President and     0           752,648(10)      752,648(10)      1.96%
                      Chief Operating
                      Officer

Mark J. Coleman(5)                      0             1,600            1,600            *

Hugh A. Coleman(5)                      0             1,600            1,600            *

Alex S. Coleman(5)                      0             1,600            1,600            *

Arthur Gilbert(6)                       0           471,855(11)      471,855(11)      1.23%

Herbert Glaser                          0            30,000(12)       30,000(12)        *

Jonathon Glaser                         0             4,876            4,876            *

Michele Byer(7)                     3,533            51,032(13)       51,032(13)        *

American Friends of                     0            16,598           16,598            *
  the Hebrew University

American Technion Society               0            15,934           15,934            *

Hapsmith-Praxis Partners                0            55,805           55,805            *

CalTwin Investors, L.L.C.               0            26,880           26,880            *

The Jewish Community                    0             4,138            4,138            *
  Foundation



*  Less than 1%

(1) Based on information available to the Company as of December 18, 1997.

(2) Assumes all OP Units held by the Selling Stockholders are exchanged for Exchange Shares. Also assumes that no transactions with respect to the shares of Common
     Stock or the OP Units occur other than the exchange.

(3)  Curtis J. Ziman, Larry D. Ziman, Allan W. Ziman and
     Phyllis Ziman Cutler are the siblings of Richard S.
     Ziman, Chairman of the Board and Chief Executive
     Officer of the Company.

(4)  Jenna Ziman and Todd Ziman are the children of Richard
     S. Ziman, Chairman of the Board and Chief Executive
     Officer of the Company.

(5) Mark J. Coleman, Hugh A. Coleman and Alex S. Coleman are brothers of Victor J. Coleman, President and Chief
     Operating Officer of the Company.

(6)  Former Director of the Company.

(7)  Former Secretary of the Company.

(8)  Includes (a) 465,118 OP Units representing Mr. Ziman's
     60% ownership interest in an entity which holds 775,196
     OP Units, (b) 353,212 OP Units held by entities directly and indirectly owned 100% by Mr. Ziman, (c)
     27,334 OP Units representing Mr. Ziman's 20% ownership interest in a Ziman family partnership which holds
     136,674 OP Units, and (d) 493,224 OP Units held by Mr.
     Ziman individually.

(9) Represents each of these individuals' 20% ownership interest in the 136,674 OP Units held by a Ziman family partnership.

(10) Includes (a) 310,078 OP Units representing Mr.
     Coleman's 40% ownership interest in an entity which holds 775,196 OP Units, (b) 99,458 OP Units held by an entity 100% owned by Mr. Coleman, and (c) 343,112 OP
     Units held by the Victor and Wendy Coleman Family Trust dated March 26, 1997.

(11) Includes (a) 466,869 OP Units held by The Arthur
     Gilbert and Rosalinde Gilbert 1982 Trust, and (b) 4,986
     OP Units held by an entity owned 100% by Mr. Gilbert.

(12) Represents the 30,000 OP Units held by an entity owned
     100% by Herbert Glaser.

(13) Represents the 51,032 OP Units held by the Michele Byer
     Trust.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR
     DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
     NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
     THE CONTRARY IS A CRIMINAL OFFENSE.






The date of this Supplement is December 19, 1997